Exhibit 99.1

                     First Sentinel Bancorp, Inc. Announces
                Revised Earnings Release Date of January 29, 2004

    WOODBRIDGE, N.J., Jan. 20 /PRNewswire-FirstCall/ -- First Sentinel Bancorp, Inc. (Nasdaq: FSLA), ("First Sentinel" or the "Company"), parent company of First Savings Bank, announced today that it was postponing the release of its fourth quarter and year-end 2003 financial results from January 23, 2004 to January 29, 2004. The postponement is due to the previously announced restatement of financial results to conform the Company's accounting for its Directors' Deferred Fee Plan in accordance with Emerging Issues Task Force (EITF) Issue No. 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in Rabbi Trust and Invested. In accordance with EITF Issue No. 97-14, the Company has determined that a deferred compensation obligation liability is required to be recognized for the fair value of the common stock held in the rabbi trust for the Directors' Deferred Fee Plan, with changes in the fair value of the common stock being recorded as a periodic charge or credit to compensation cost, which is reflected in the restatement.
    The Company is in the process of restating results for the years ended December 31, 2002, 2001 and 2000 and for the nine months ended September 30, 2003. It expects to file an amended Annual Report on Form 10-K/A and amended Quarterly Reports on Form 10-Q/A prior to releasing its fourth quarter and year-end results. Fourth quarter and year-end results will reflect the amendment of the Directors' Deferred Fee Plan as to its operation and structure and, in accordance with EITF Issue No. 97-14, the Company's deferred compensation obligation has been reclassified from liabilities to a component of stockholders' equity effective as of the fourth quarter of 2003, with no further changes in the fair value of the common stock required to be recognized as a periodic charge or credit to compensation cost.
    First Sentinel announced its definitive agreement to merge into Provident Financial Services, Inc. ("Provident") on December 22, 2003. The amendment to the Directors' Deferred Fee Plan and the expected restatement of financial results were disclosed to Provident prior to execution of the merger agreement and will have no effect on the merger transaction.
    First Sentinel, through its subsidiary, First Savings Bank currently operates 22 branch offices in Middlesex, Monmouth, Somerset and Union Counties, New Jersey.

    Statements contained in this news release that are not historical fact are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a large number of factors. Factors that may cause a difference include, but are not limited to, changes in interest rates, economic conditions, deposit and loan growth, real estate values, loan loss provisions, competition, customer retention and changes in legislation and regulation. First Sentinel Bancorp assumes no obligation for updating any such forward-looking statements at any time.

SOURCE  First Sentinel Bancorp, Inc.
    -0-                             01/20/2004
    /CONTACT: Thomas M. Lyons, Executive Vice President and Chief Financial Officer of First Sentinel Bancorp, Inc., +1-732-726-9700,
Fax: +1-732-726-5542 /
    /Web site:  http://www.firstsentinelbancorp.com /
    (FSLA)

CO:  First Sentinel Bancorp, Inc.; First Savings Bank
ST:  New Jersey
IN:  FIN
SU: